EXHIBIT 99.1

Map of Expanded Footprint Available

Media Contact:

Eve Callahan

LANE PR

503-546-7867

eve@lanepr.com

UMPQUA BANK ACQUIRES BANKING OPERATIONS OF

NEVADA SECURITY BANK AND ITS CALIFORNIA DIVISION,
SILVERADO BANK

 Adds Northern Nevada to Footprint;

Fourth FDIC-assisted Acquisition Since 2009

PORTLAND, Ore. – June 18, 2010 – Umpqua Holdings Corporation (NASDAQ: UMPQ) announced that its subsidiary, Umpqua Bank, has acquired the banking operations of Nevada Security Bank, Reno, Nev., and its California division, Silverado Bank, in a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC). This is the third FDIC-assisted transaction for Umpqua Bank this year and the fourth since 2009. The transaction expands the bank’s footprint from three to four Western states: Oregon, Washington, California and now Nevada, with three new locations in Reno and one in Lake Tahoe’s Incline Village.

As of March 31, 2010, Nevada Security Bank had $492 million in assets and $480 million in deposits. Nevada Security Bank’s $342 million in loans are subject to a loss-sharing agreement with the FDIC. Umpqua Bank expects the acquisition to be immediately accretive to operating earnings per share. The transaction will increase Umpqua’s assets to approximately $11 billion and deposits to approximately $8.6 billion, based on Umpqua’s balances as of March 31, 2010.

Umpqua Bank Acquires Banking Operations of Nevada Security Bank

“While Umpqua Bank is a new name in Nevada, we have 57 years of history in the Pacific Northwest and are considered one of the strongest and most well capitalized community banks in the country,” said Ray Davis, chief executive officer of Umpqua Holdings Corporation. “We are pleased to help restore financial footing and welcome former Nevada Security Bank and Silverado Bank customers to Umpqua. Customers’ deposits are safe and secure, and we look forward to bringing new lending opportunities to the community.  We anticipate this to be a smooth transition, and we are looking forward to becoming an active member of the Northern Nevada region.”

Today’s acquisition announcement follows a decision by the Nevada Financial Institutions Division to close Nevada Security Bank and have the FDIC accept receivership.

Umpqua Bank participated in a competitive bid process with the FDIC.  The accepted bid included no deposit premium and a discount bid of 4.9 percent on assets acquired.

Starting Monday, June 21, all five of Nevada Security Bank’s locations, including its Silverado Bank division in Roseville, Calif., will open as Umpqua Bank stores at normal hours, from 9:00 a.m. to 5:00 p.m.. The transaction increases Umpqua’s network to 181 store locations throughout Northern Nevada, Northern California, Oregon and Washington. Customers of Nevada Security Bank and Silverado Bank are now customers of Umpqua Bank and deposits will continue to be insured by the FDIC up to the maximum permitted by law.

Umpqua Bank is working closely with former Nevada Security Bank and Silverado Bank employees to ensure that customers will be able to conduct business as usual, with full access to deposits, loans, ATM/debit cards, online banking, automatic billpay service and other electronic banking services. Checks drawn on Nevada Security Bank and Silverado Bank will continue to be processed. Loan customers should continue to make their payments as they normally would.

Umpqua Bank expects to convert Nevada Security Bank’s consumer banking, residential lending, commercial and small business services to the Umpqua Bank brand over the next several months. Umpqua Bank, Nevada Security Bank and Silverado Bank customers will be able to access the combined network of 201 ATMs without fees within two weeks.

Umpqua Bank Acquires Banking Operations of Nevada Security Bank

Umpqua Bank representatives are on-site at all former Nevada Security Bank and Silverado Bank locations to assist in the transition, address customer needs and begin integrating operations. For additional information, customers can also visit www.umpquabank.com or call the Umpqua Bank customer care team at 866-486-7782.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 181 locations between San Francisco, Calif. and Seattle, Wash., along the Oregon and Northern California coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua's Private Bank Division serves high net worth individuals and non-profits providing customized financial solutions and offerings. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

This press release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to the reader.  These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.  In this press release we make forward-looking statements about the anticipated favorable effect of this acquisition on our earnings per share and the benefits of completing the integration of  Nevada Security Bank into Umpqua Bank. Specific risks that could cause results to differ from forward-looking statements are set forth in our filings with the SEC and include, without limitation, our ability to successfully integrate these operations without undue disruption or loss of customers and without unplanned operational expenses or credit losses.